Exhibit 14

MESABI TRUST

TRUSTEES CODE OF ETHICS

This Trustees Code of Ethics for Mesabi Trust (the “Trust”) has been adopted by the Trustees of the Trust (the “Trustees”) to promote honest and ethical conduct, proper disclosure of financial information in the Trust’s periodic reports and compliance with applicable laws, rules and regulations.  This Code applies to the Trustees, who in turn expect all agents, advisors and consultants of the Trust to adhere to the Code’s principles.

All Trustees shall:

•                  Act honestly and ethically in the performance of their duties to the Trust.

•                  Avoid actual or apparent conflicts of personal interests and the interests of the Trust.

•                  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the SEC and in other public communications by the Trust.

•                  Comply and take all reasonable actions to cause others to comply with applicable rules and regulations of federal, state and local governments and other private and public regulatory agencies as they apply to the Trust.

•                  Promptly bring to the attention of the remaining Trustees any information concerning:

•                  significant deficiencies in the design or operation of internal controls which could adversely affect the Trust’s ability to record, process, summarize and report financial data;

•                  any fraud, whether or not material, that involves anyone who has a significant role in the Trust’s financial reporting disclosures or internal controls; or

•                  any violation of this Code by any Trustee or by any agent, advisor or consultant of the Trust.

Any individual who believes there has been a violation of applicable law involving the Trust or this Code should report the matter immediately to at least two (2) Trustees so that a proper investigation can be conducted.  The written report can be sent via first class mail or other direct delivery means and it may be reported in an anonymous writing that is not signed by the individual.

Any violation of this Code by any Trustee, including the failure to report potential violations by others, may subject the Trustee to appropriate action.  Any violation of this Code by any agent, advisor or consultant of the Trust may result in disciplinary action, up to and including termination of such individual’s relationship with the Trust as well as potential legal action.

The Trustees shall consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments shall be disclosed promptly as required by law or SEC regulation.